WALTHAUSEN & CO.

CODE OF ETHICS

General Principles

Rule 204A-1 of the Investment Advisers Act 1940 requires, amongst other things, registered investment advisers to establish, maintain and enforce a written code of ethics. The Code of Ethics is based on the principle that in all business and investment related activities, the interests of Walthausen & Co. clients come before those of the partners and employees. Each partner and employee’s individual professional activities and personal investment activities must be consistent with this code, and avoid any actual or potential conflict between the interest of clients and those of the company and its partners and employees. Activities must be conducted in a way that avoids any abuse of the position of trust and responsibility to the company and its clients. All partners and employees must adhere to this general principle as well as comply with the specific provisions of the Code of Ethics, and comply with applicable securities laws.

Definitions

“Covered Accounts” means any securities accounts registered in any covered persons name, where they receive any direct or indirect beneficial ownership interest (including spouse, dependents in the same household, or persons under direct or indirect control).

“Covered Persons” means any partner or employee of Walthausen & Co. who has access to nonpublic information regarding portfolio holdings of any client, or who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic.

“CCO” is the Chief Compliance Officer

“Restricted Securities List” is a list of all securities held by any Walthausen & Co. client accounts. This includes any stocks, bonds, notes, warrants, rights, options to shares and convertibles securities. The restricted securities list is maintained in the Walthausen & Co. shared network drive, accessible by all covered persons.

Personal Account Trading and Investment Policy

At all times, the interests of the firm’s clients will prevail over the covered person’s interest. No transactions or trading strategies used by a covered person may conflict with transactions or trading strategies carried out by the firm on behalf of its clients.

Covered persons are required to obtain written approval from the CCO (or in his absence to a Managing Director) before purchasing or selling any restricted security, as defined in the definitions section above. All covered persons must refer to the restricted securities list before entering an order for any securities transactions to determine whether written approval is required. The restricted securities list will be updated promptly by the Head Trader to reflect any additions or deletions of related securities to the list. In the case of the CCO, a Managing Director shall provide approval.

Access Persons are also required to obtain written approval from the CCO for any purchase or sale of shares in the Walthausen Small Cap Value Fund.

Exempt securities are direct obligations of the Government of the United States, money market instruments, money market funds, mutual funds, and unit investment trusts invested exclusively in non-affiliated open-ended funds.

Approval is only valid on the day it is granted. Approval may be refused, after confirming with the trading desk, if it involves a security that is being purchased or sold by Walthausen & Co. on behalf of clients, or after confirming with the Portfolio Manager or Associate Portfolio Manager, if a security is being considered for purchase or sale, or if a transaction would breach the covered persons fiduciary responsibility to clients of the firm or create any appearance of impropriety.

All covered persons are prohibited from either directly or indirectly acquiring beneficial ownership in any security in an initial public offering (IPO) or in a limited offering.

The approval/denial of all personal transactions requests will be held in the central office files of the firm.

Reporting Securities Transactions and Holdings

All covered persons are required to report their securities transactions and holdings to the CCO within ten days of becoming a covered person, with the information current no more than 45 days prior to the date they became a covered person.

Each holding must contain, at a minimum:

•

The title and type of security, and the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the covered person has any direct or indirect beneficial ownership.

•	The name of any broker dealer, or bank with which the covered person maintains an account in which any securities are held for the covered person's direct or indirect benefit.
•	The date the covered person submits the report.

Within 30 days after the end of the calendar year, all covered persons must submit a holdings report to the CCO, with information current no more than 45 days prior to the date the report was submitted.

In order to monitor securities transactions, and ensure compliance with the Code of Ethics, partners and employees must disclose outside securities/brokerage accounts, or covered accounts, as defined above, on an Account Disclosure form, provided by the CCO. A letter will be sent by the CCO to each of the outside holding companies, requesting duplicate trade confirmations and statements be sent to the firm.

All covered persons are required to advise the CCO of any changes in covered accounts when they occur.

Procedures followed by the CCO to ensure our fiduciary obligations to clients include:

•	Reviewing duplicate trade confirmations within 10 days of receipt and statements at least no later than 30 days after the end of each calendar quarter.
•

Comparing transactions in covered accounts with transactions in client accounts for transactions that suggest violations of the Code of Ethics, including front running, insider trading (as discussed in the following section) or any other practices that constitute or could appear to involve abuses by covered persons.

•	Documenting findings by initialing and dating confirmations and statements.
•	Maintaining relevant documentation in the central files of the firm.

All covered person’s transactions and holdings reports or account statements will be maintained in confidence, except when necessary to implement and enforce provisions of the code, or to comply with requests for information from government agencies.

Insider Trading/ Nonpublic Information

Walthausen & Co. forbids any partner or employee from trading, either personally or on behalf of others, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The firm's policy applies to every partner and employee and extends to activities within and outside their duties at the company. Each partner and employee must read this policy statement and acknowledge his or her understanding of it. Any questions regarding the company's policy and procedures should be referred to the CCO.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits the following:

1.	Trading by an insider while in possession of material nonpublic information
2.

Trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated

3.	Communicating material nonpublic information to others in violation of one's duty to keep such information confidential

In an effort to prevent insider trading, the CCO will:

A.	Resolve issues of whether information received by an employee of the Adviser is material and nonpublic and document findings

B.	Review on a regular basis and update as necessary the company's policy and procedures and document any resulting amendments or revisions
C.

When it is determined that an employee of the company has material nonpublic information, implement measures to prevent dissemination of such information and if necessary, restrict covered persons from trading in the securities

Directorships

No partner or employee may serve as a director of a publicly-held company.

Duty of Confidentiality

All information relating to clients portfolios and activities is strictly confidential. Further, with respect to the Walthausen Small Cap Value Fund, the firm has a policy of not releasing a list of portfolio holdings until required regulatory filings of the Fund’s activities have been made to the U.S. Securities and Exchange Commission.

Gifts

The CCO has the responsibility for the firm’s Gift and Entertainment policies.

For purposes of the following policies on receipt of gifts and sending gifts, a gift of nominal value shall be defined as cash, cash equivalent, physical item, service or event tickets with a value not to exceed $100.00. Any gifts given or received by Walthausen & Co. or any of its associated persons are considered in aggregate whether or not they were conferred by the same or different people at the Adviser or the other (recipient) firm or party. For purposes of Walthausen & Co.’s policies regarding Entertainment, an entertainment event shall include meals or sponsored outings.

No associated person or member of an associated person’s immediate family may receive any gift from or send any gift to any person or entity including clients and their service providers, vendors and competitors.

Associated persons are generally permitted to attend an approved event provided that the purpose of the meeting is to discuss the firm's business, and provided that the associated person and the vendor, service provider or client paying for the event must be in attendance. Similarly, associated persons may invite clients to an event provided that the purpose of the meeting is to discuss the firm's business, and the event has been approved by the CCO.

To ensure compliance with the above policies, the CCO shall require that associated persons report gifts given and received, and entertainment events within a timely manner, deemed to be [5] business days prior to giving or after receiving the gift. As evidence of compliance, the CCO shall record the gifts and events on a log, retained among the central compliance files of the Adviser.

Violations

All covered persons must promptly report any actual or suspected violations of this code of ethics to the CCO. The CCO will report any violations to the Managing Director for his consideration of any sanctions or remedial action, if any, he deems necessary or appropriate.

Administration

The CCO shall be responsible for maintaining in the central files a copy of this Code of Ethics and records of any violations of these procedures, and detailed synopsis of actions taken.

Annually, each covered person must certify that they have read and understood this Code, and that they acknowledge their agreement to abide by the Code. The CCO will distribute, collect, review and retain the certifications submitted. Any amendments to the Code will likewise be distributed and certified by all covered persons as to their understanding and agreement to abide by the revised Code.